[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.25

ASSET PURCHASE AGREEMENT

between

ABAXIS, INC.

and

ANTECH DIAGNOSTICS, INC.
dated as of

March 18, 2015

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

i

7.3	Accounts Receivable	16
7.4	Employees and Employee Benefits	17
7.5	Bulk Sales Laws	17
7.6	Liabilities	17
7.7	Transfer Taxes	18
7.8	Public Announcements	18
7.9	Further Assurances	18

Article VIII CONDITIONS TO CLOSING		18

8.1	General Conditions	18
8.2	Conditions Precedent to Obligation of Buyer	18
8.3	Conditions Precedent to Obligation of Seller	19

Article IX INDEMNIFICATION		19

9.1	Survival	19
9.2	Indemnification By Seller	20
9.3	Indemnification By Buyer	21
9.4	Certain Limitations	21
9.5	Indemnification Procedures	21
9.6	Payments	25
9.7	Tax Treatment of Indemnification Payments	25
9.8	Effect of Investigation	25
9.9	Exclusive Remedies	25

Article X Termination		25

10.1	Termination	25
10.2	Effect of Termination	26

Article XI Miscellaneous		27

11.1	Expenses	27
11.2	Notices	27
11.3	Interpretation	27
11.4	Headings	28
11.5	Severability	28
11.6	Successors and Assigns	28
11.7	No Third-party Beneficiaries	28
11.8	Amendment and Modification; Waiver	28
11.9	Governing Law; Submission to Jurisdiction	28
11.10	Specific Performance	29
11.11	Counterparts	29
11.12	Entire Agreement	29

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 18, 2015 (the “Effective Date”), is made by and between Abaxis, Inc. (“Seller”), a California corporation, having its principal place of business at 3240 Whipple Road, Union City, California 94587, and Antech Diagnostics, Inc. (“Buyer”), a California corporation, having its principal place of business at 12401 W. Olympic Blvd., Los Angeles, California 90064-1022.  Buyer and Seller are collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

A.               Seller is engaged in the business of providing veterinary reference laboratory services to veterinary clinics, practices and hospitals throughout North America through its Abaxis Veterinary Reference Laboratories division (“AVRL”); and

B.                Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets of Seller currently used by Seller in the operation of AVRL, and Buyer will assume certain liabilities of Seller as hereinafter provided, all for the consideration set forth herein upon the terms and subject to the conditions of this Agreement.

C.                 Seller and Buyer intend for the sale of such assets to be treated as a taxable purchase for tax purposes.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, hearing, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of California are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract(s)” means any contracts, agreements, arrangements, commitments, instruments, documents or similar understandings (whether written or oral) including leases, subleases and rights thereunder.

“Employee Benefit Plan” means any written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, in each case to the extent applicable to the Employees.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“GAAP” means United States generally accepted accounting principles as in effect as of the date hereof.

“Governmental Authority” means any federal, state, county, municipal, local or foreign government or any court or competent jurisdiction, administrative agency, commission or other similar recognized organization or body exercising similar powers or authority.

“Governmental Order” means any order, ruling, decision, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority or arbitrator.

“Intellectual Property” means any rights, licenses and other claims that any Person may have to claim ownership, authorship or invention of, to use, to object to or prevent the modification of or to withdraw from circulation or control the publication or distribution of, any:  (a) copyrights in both published works and unpublished works; (b) fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks and applications; (c) any (i) patents and patent applications and (ii) business methods, inventions and discoveries that may be patentable; (d) computer software or middleware; and (e) know-how, trade secrets, confidential information, supplier lists, distributor lists, customer lists, software (source code and object code), technical information, data, process technology, plans, drawings and blue prints.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property Asset.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual or constructive knowledge of any officer of Seller, after due inquiry.

“Law” means any law (statutory, common or otherwise), constitution, ordinance, rule, regulation, executive order or other similar authority enacted, adopted, promulgated or applied by any legislature, agency, bureau, branch, department, division, commission, court, tribunal or other similar recognized organization or body of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Lien” means any mortgage, charge, pledge, hypothecation, lien, assignment by way of security, title retention, option, right to acquire, right of pre-emption, right of set-off, counterclaim, trust arrangement or other security, agreement to confer security, (but excluding liens arising by operation of law).

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses, the cost of pursuing any insurance providers (to the extent the insurance proceeds reduce the Losses otherwise payable), and the cost of investigation, preparation and litigation in connection with any Action; provided, however, that “Losses” shall not include unforeseeable consequential damages, diminution in value, loss opportunity, exemplary damages or punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any change, event, effect, or circumstance (each, an “Effect”) that (considered together with all other Effects) is, or would reasonably be expected to be materially adverse to the Purchased Assets or AVRL, taken as a whole; provided, however, that, none of the following shall either alone or in combination be deemed to constitute a Material Adverse Effect or shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) changes occurring after the date of this Agreement in general economic conditions affecting the industry in which AVRL operates; (b) declared or undeclared acts of war or terrorism, outbreak or escalation of hostilities or any natural disaster, in each case occurring after the date of this Agreement; (c) the failure of the Seller to meet internal expectations or projections; (d) any loss after the date of this Agreement of employees or customers of AVRL, arising from the announcement, pendency or anticipated consummation of the transactions contemplated herein; or (e) any Effect arising solely from changes after the date of this Agreement in applicable Laws or applicable accounting regulations; provided, however, that the provisions of clauses “(a),” “(b),” “(c),” “(d)” and “(e)” shall apply only to the extent not disproportionately affecting AVRL taken as a whole relative to other businesses in the same industry sector.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Permits” means all permits, licenses, certificates, waivers, notices and similar authorizations.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, occupation, customs, ad valorem, duties, franchise, withholding, social security, unemployment, real property, personal property, sales, use, transfer, registration, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Non-Competition Agreement, the VCSF Contract TSA, and each other contract or writing executed or delivered in connection with the foregoing and each amendment or supplement to any of the foregoing.

“Transactions” means the transactions and actions contemplated and required to be taken by the Transaction Documents.

ARTICLE II
PURCHASE AND SALE OF ASSETS

2.1              Purchase and Sale of Assets.  On the terms and subject to the conditions of this Agreement, Seller shall, effective as of the Closing, sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all the right, title and interest of Seller in, to and under those assets identified in Schedule 2.1(A) attached hereto (the “Purchased Assets”).  Buyer shall acquire the Purchased Assets free and clear of all Liens.  The purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities is referred to in this Agreement as the “Acquisition.” Notwithstanding the foregoing, the parties agree that Seller is not selling, assigning, transferring, conveying or delivering to Buyer, and the Purchased Assets shall not include, any of the assets specifically identified on Schedule 2.1(B) (collectively, the “Excluded Assets”).

2.2              Purchase Price.  The purchase price for the Purchased Assets (the “Purchase Price”) shall be $21,000,000.00.  Subject to Section 2.3 below, the Purchase Price shall be paid on the Closing Date via wire transfer of immediately available funds to an account designated in writing by Seller to Buyer no later than five (5) Business Days prior to the Closing Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3               Holdback.

(a)                 Holdback Amount.  On the Closing Date, cash in an amount equal to $900,000.00 will be withheld by Buyer from the Purchase Price (the “Holdback Amount”).

(b)                Distribution of Holdback Amount.  Within fifteen (15) days following the earlier to occur of (the “Release Date”) (i) the date Seller has delivered to Buyer the consent of the Department of the Army to either (A) the assignment of Seller’s contract to provide veterinary diagnostic laboratory services to the Department of the Army’s Veterinary Services Central Fund (the “VSCF Contract”) to Buyer or (B) Seller’s sub-contracting of its obligations under the VSCF Contract to Buyer, or (ii) the one year anniversary of the Closing Date, provided, however, the Department of the Army has not terminated or instituted action to terminate the VSCF Contract or prohibited Buyer from performing services in connection with the VSCF Contract, Buyer shall distribute the Holdback Amount to Seller in cash (a “Holdback Trigger Event”).  If a Holdback Trigger Event occurs Buyer shall retain the full amount of the Holdback Amount for its own account and shall have no obligation to pay the Holdback Amount to the Seller, and the Purchase Price shall be adjusted accordingly for all purposes.

2.4              Assumed Liabilities.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge the following Liabilities (collectively, the “Assumed Liabilities”) and no other Liabilities:

(a)                 Liabilities relating to the Purchased Assets (except for the Assigned Contracts, which are addressed in clause “(b)” below) to the extent arising as of or after the Closing; and

(b)                Liabilities in respect of or arising under the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing.

2.5              Excluded Liabilities.  Notwithstanding the provisions of Section 2.4 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”), including without limitation those Liabilities set forth on Schedule 2.5 attached hereto.  Seller shall not convey, transfer or assign and Buyer shall not assume, and does and shall not have any obligation or duty to pay or perform, the Excluded Liabilities.  Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)                any Liability for (i) Taxes of Seller (or any stockholder or Affiliate of Seller) or relating to AVRL, the Purchased Assets or the Assumed Liabilities for any period prior to the Closing Date; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 7.7; or (iii) other Taxes of Seller (or any stockholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any stockholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(b)                any Liabilities in respect of any Action arising out of, relating to or otherwise in respect of the operation of AVRL or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(c)                 any Liabilities of Seller arising under or in connection with any Employee Benefit Plan providing benefits to any present or former employee of Seller, and any Liabilities of Seller to any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(d)                any Liabilities of AVRL relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by AVRL’s customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement; and

(e)                 any other Liabilities of Seller that is not an Assumed Liability.

2.6              Allocation of Purchase Price.  The Parties agree that the Purchase Price and the amount of the Assumed Liabilities represent the amount agreed upon by the Parties to be the value of the Purchased Assets and the other obligations of the Parties for Tax purposes, and the Purchase Price will be allocated for Tax purposes among the Purchased Assets and the amount of the Assumed Liabilities, based on the fair market value of such assets and liabilities immediately prior to the Closing, including any allocation to any covenants entered into in connection with this Agreement (the “Allocation”).  Buyer shall propose the Allocation, based on the fair market value of such assets and liabilities immediately prior to the Closing in accordance with Section 1060 of the Code.  Buyer shall use its reasonable efforts to deliver the Allocation to Seller within ninety (90) days of the Closing Date.  Seller shall have the right to review and raise any objections in writing to the Allocation within thirty (30) days after the receipt thereof.  If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within thirty (30) days, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than (the “Independent Accountant”) to resolve the dispute.  The fees and expenses of such accounting firm shall be borne equally by Seller and Buyer.  The determination of the Independent Accountant shall be binding on all Parties.  Buyer and Seller will file IRS Form 8594, and all federal, state, local and foreign tax returns, in accordance with the Allocation as determined in accordance with the foregoing, and, for all tax purposes, Buyer and Seller agree to report the purchase and sale of these rights and assets in accordance with the Allocation as determined in accordance with the foregoing and to take no position contrary thereto or inconsistent therewith.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE III
CLOSING

3.1              Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer, at 12401 W. Olympic Blvd., Los Angeles, California 90064, effective as of 11:59 p.m., Pacific Standard Time, on the second (2nd) Business Day after all of the conditions to Closing set forth in Article VIII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing.  The date on which the Closing is to occur is herein referred to as the “Closing Date”.

3.2               Closing Deliveries.  On the Closing Date:

(a)                 Seller shall deliver or cause to be delivered to Buyer:

(i)             a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(ii)            an assignment and assumption agreement in the form of Exhibit B hereto (the “Assignment and Assumption Agreement”) duly executed by Seller, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities;

(iii)           a transition services agreement in the form of Exhibit C hereto (the “Transition Services Agreement”) duly executed by Seller;

(iv)          a non-competition agreement in the form of Exhibit D hereto (the “Non-Competition Agreement”) duly executed by Seller;

(v)            a transition services agreement in the form of Exhibit E hereto (the “VCSF Contract TSA”) duly executed by Seller;

(vi)          an officer’s certificate duly executed by a duly authorized officer of Seller on Seller’s behalf, certifying: (A) as to whether each condition specified in Section 8.1 and Section 8.2 has been satisfied; (B) that correct copies of the resolutions or certificates of the board of directors of Seller authorizing this Agreement and the Transactions, are attached thereto; and (C) a recent certificate of existence issued by the Secretary of State of the State of California;

(vii)            possession of the Purchased Assets by delivering all such Purchased Assets to 14830 W. 117th St., Olathe, KS  66062; and

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(viii)       such other bills of sale, assignments and other instruments of transfer, assignment or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer, duly executed by Seller.

(b)                Buyer shall deliver or cause to be delivered to Seller:

(i)              the Purchase Price less the Holdback Amount.

(ii)             the Assignment and Assumption Agreement, duly executed by Buyer;

(iii)           the Transition Services Agreement, duly executed by Buyer;

(iv)           the Non-Competition Agreement, duly executed by Buyer;

(v)            an officer’s certificate duly executed by a duly authorized officer of Buyer on Buyer’s behalf, certifying: (A) as to whether each condition specified in Section 8.1 and Section 8.3 has been satisfied; and (B) a recent certificate of existence issued by the Secretary of State of the State of California;

(vi)           such other bills of sale, assignments and other instruments of transfer, assignment or conveyance as necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Seller, duly executed by Buyer.

ARTICLE IV
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date hereof and on the Closing Date.

4.1              Organization, Standing and Power.  Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, except as would not have a material adverse effect on its ability to consummate the Acquisition and the other Transactions and perform its obligations hereunder and thereunder, as applicable.

4.2              Authority; Execution and Delivery; and Enforceability.  Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) general principles of equity.  When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) general principles of equity.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3              No Conflicts; Consents.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

4.4              Cash Consideration.  Buyer currently has available, and at the Closing Date will continue to have available, sufficient cash to enable it to pay the Purchase Price and perform its obligations under this Agreement and any other Transaction Documents.

4.5              Actions; Orders.  There is no pending Action against or involving Buyer or any Affiliate of Buyer, and, to the knowledge of Buyer, no Person has threatened to commence any Proceeding against or involving the Purchaser or any Affiliate of the Purchaser that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.  To the knowledge of the Purchaser, there is no proposed Order that, if issued or otherwise put into effect: (a) may have an adverse effect on the ability of the Purchaser or any Affiliate of the Purchaser to comply with or perform any covenant or obligation under any of the Transactional Agreements; or (b) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

4.6              No Brokers.  Buyer has not directly or indirectly dealt with any Person acting in the capacity of a finder or broker or has incurred any obligations for any finder’s or broker’s fee or commission in connection with the Transactions, and Seller shall not be responsible for the payment of any such commission, brokerage or finder’s fee as a result of any agreement of Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that the statements contained in this Article V are true and correct as of the date hereof and on the Closing Date, except as set forth in the disclosure scheduled delivered by Seller to Buyer as of the date hereof (the “Disclosure Schedule”).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.1              Organization and Standing.  Seller is duly organized and validly existing under the laws of the jurisdiction in which it is organized, except as would not have a material adverse effect on its ability to consummate the Acquisition and the other Transactions and perform its obligations hereunder and thereunder, as applicable.

5.2              Authority; Execution and Delivery; and Enforceability.  Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) general principles of equity.  When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) general principles of equity.

5.3               No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

5.4              No Brokers.  Seller has not directly or indirectly dealt with any Person acting in the capacity of a finder or broker or has incurred any obligations for any finder’s or broker’s fee or commission in connection with the Transactions, and Buyer shall not be responsible for the payment of any such commission, brokerage or finder’s fee as a result of any agreement of Seller.

5.5              Title to Purchased Assets; Condition and of the Purchased Assets.  Seller has good and valid title to all the Purchased Assets, in each case free and clear of all Liens.  All tangible personal property included in the Purchased Assets is in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such tangible personal property is in need of material repairs except for ordinary, routine maintenance and repairs.  The delivery to Buyer of the Bill of Sale and the Assignment and Assumption Agreement and such other instruments of assignment, conveyance and transfer delivered pursuant to this Agreement and the other Transaction Documents will transfer to Buyer good and valid title to all of the Purchased Assets, free and clear of any Lien.  Notwithstanding the foregoing to the contrary, the representations in this Section 5.5 shall not apply to Intellectual Property, which is covered by Section 5.9.  Schedule 2.1 lists individually each of the Purchased Assets and the book value/cost/agreed value of all Purchased Assets as recorded on the financial statements of Seller as of January 31, 2015.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.6               Intentionally Omitted.

5.7               Material Customers.  Schedule 5.7 of the Disclosure Schedule sets forth with respect to AVRL (i) the name, address, and primary contact Person for each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $25,000.00 in either of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods.  To Seller’s Knowledge, Seller has not received any written notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of AVRL or to otherwise terminate or materially reduce its relationship with AVRL.

5.8              Customer Contracts.  Schedule 5.8 of the Disclosure Schedule lists all Contracts pursuant to which Seller performs veterinary reference laboratory services for any veterinary clinics, hospitals, practices, and research or education facilities (the “Customer Contracts”).  Each Customer Contract is valid and binding on Seller in accordance with its terms and is in full force and effect.  Neither Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Customer Contract.  Complete and correct copies of each Customer Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.  There are no material disputes pending under any Customer Contract included in the Purchased Assets, excluding ordinary course price negotiations.

5.9               Intellectual Property.

(a)                Schedule 5.9 of the Disclosure Schedule identifies all Intellectual Property included in the Purchased Assets that has been registered or for which a registration has been applied for and all registration and application numbers (the “Registered IP”).  Schedule 5.9 of the Disclosure Schedule lists all Intellectual Property Agreements related to any Intellectual Property included in the Purchased Assets.  Seller has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder.  Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect in all material respects.  None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under, in breach of or default under), or has provided or received any written notice of breach or default of, any Intellectual Property Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)                Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property of the Intellectual Property included in the Purchased Assets (the “Intellectual Property Assets”), in each case, free and clear of all Liens.  Without limiting the generality of the foregoing, Seller has entered into binding, written agreements with every current and former employee of Seller who is or was involved in the creation of the Intellectual Property Assets, and with every current and former independent contractor who is or was involved in the creation of the Intellectual Property Assets, whereby such employees and independent contractors (i) assign to Seller any ownership interest and right they may have in the Intellectual Property Assets; and (ii) acknowledge Seller’s exclusive ownership of all Intellectual Property Assets.  Seller has provided Buyer with true and complete copies of all such agreements.

(c)                Seller’s rights in the Intellectual Property Assets are valid and subsisting.  Seller’s rights in the Intellectual Property Assets are enforceable in the United States and Canada.  Seller has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

(d)               To Seller’s Knowledge, there are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened in writing since January 1, 2012 (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by Seller in connection with AVRL; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s rights with respect to any Intellectual Property Assets; or (iii) by Seller or any other Person alleging any infringement, misappropriation or violation by any Person of any Intellectual Property Assets.  Seller is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

(e)               Seller does not own or license any Intellectual Property with respect to diagnostic tests or assays used in the business of the Purchased Assets and as currently being conducted by Seller that is not identified as an Excluded Asset.

5.10            Employment Matters.

(a)                Schedule 5.10(a) of the Disclosure Schedule attached hereto sets forth all employees of Seller involved primarily in the operation and business of AVRL whom have been identified by Buyer as potential hires for Buyer upon the Closing (the “Specified Employees”) as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; and (v) commission, bonus or other incentive-based compensation.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)               As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees of Seller who performed services for AVRL on or prior to the date hereof (“Employees”) have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions or bonuses.  Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  To the Knowledge of Seller, all Employees all individuals characterized and treated by Seller as consultants or independent contractors of AVRL are properly treated as independent contractors under all applicable Laws.  To the Knowledge of Seller, all Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.  There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened in writing to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of AVRL, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

5.11            Employee Benefit Matters.  Neither Seller nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”) or related provisions of the Code or applicable local Law relating to any Employee Benefit Plan; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Employee Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.  Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of AVRL to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Employee Benefit Plan; (iv) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (v) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code.

5.12           Taxes.  All Taxes due and owing by Seller related to AVRL or the Purchased Assets have been, or will be, timely paid.  Seller has withheld and remitted to the appropriate Governmental Authority all Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, or customer of AVRL, and have filed all federal, state, local and foreign Tax returns with respect to payments to, or withholdings from, such parties, in each case in material compliance with the applicable provisions of the Code and other applicable Laws.  Seller is not a party to any Action by any taxing authority with respect to AVRL or the Purchased Assets.  To Seller’s Knowledge, there are no pending or threatened Actions against Seller by any taxing authority with respect to AVRL or the Purchased Assets.  There are no Liens for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Liens for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).  Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.  Seller is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.13            Legal Compliance.  Seller has complied with all Laws and Governmental Orders in all material respects, and no Action is pending or, to Seller’s Knowledge, threatened in writing since January 1, 2012 against Seller alleging any failure to so comply in connection with the Purchased Assets or with AVRL.

5.14            Legal Proceedings.  Seller is not subject to any outstanding Governmental Order or a party, or, to the Knowledge of Seller, is threatened in writing since January 1, 2012 to be made a party to or be the subject of any Action or Governmental Order that questions the enforceability of a Transaction Document or the Transactions, or could result in any material adverse effect on the Purchased Assets.

5.15            Accuracy of Information Furnished.  No representation or warranty by Seller in this Agreement (as modified and qualified by the Disclosure Schedules) or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE VI
PRE-CLOSING COVENANTS

Commencing on the date of this Agreement and ending on the Closing Date:

6.1              Closing Efforts.  Each Party shall use its commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the Transactions, including using its commercially reasonable efforts to ensure that (a) its representations and warranties remain true and correct in all material respects through the Closing Date and (b) the conditions to the obligations of Buyer, in the case of Seller, and of Seller, in the case of Buyer, to consummate the Transactions are satisfied.

6.2              Operation of Business.  Except as contemplated by this Agreement, from the date of this Agreement to the Closing, Seller shall conduct the operations of AVRL in the ordinary course of business and in compliance with Law and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it.  In advance of Buyer contacting customers or other parties to the Purchased Assets prior to the Closing, Buyer and Seller shall in good faith agree upon messaging and a generally agreed plan for contacting such customers or other parties to the Purchased Assets prior to the Closing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.3              Consents of Third Parties.  Seller shall use its commercially reasonable efforts to obtain consent from the counterparty to assignment of the Assigned Contracts listed on Schedule 5.3 to Buyer.  Seller shall bear all out-of-pocket costs incurred by Seller in obtaining any consent pursuant to this Section 6.3.  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party (including any Governmental Authority), would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Seller or, upon transfer, Buyer with respect to such asset.  If any transfer or assignment by Seller to, or any assumption by Buyer of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party (including any Governmental Authority), then such assignment or assumption shall be made subject to such consent being obtained.  If any such consent is not obtained prior to the date hereof, Seller and Buyer shall cooperate in any lawful and reasonable arrangement proposed by Seller or Buyer under which Buyer may obtain the economic claims, rights and benefits under the asset, claim or right with respect to which the consent has not been obtained in accordance with this Agreement. To the extent Buyer is able to receive the economic claims, rights and benefits under such asset, Buyer shall be responsible for the Assumed Liabilities, if any, relating to such asset.

6.4              Notification.  Seller shall give notice to Buyer promptly after becoming aware of the occurrence of any event which would cause any condition set forth in Section 8.2 to be unsatisfied in any material respect at any time from the date hereof to the Closing Date.  Buyer’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 9.2 and Section 10.1(b)) and shall not be deemed to amend or supplement the Disclosure Schedules.

6.5              Access to Information.  From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives reasonable access to the Purchased Assets.  Any investigation pursuant to this 6.5 shall be conducted in such manner as not to interfere with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

6.6               No Shop.  Until the termination of this Agreement pursuant to Article X, if any, or the Closing, Seller shall not, directly or indirectly, through any representatives or otherwise, solicit, initiate, encourage or entertain proposals or offers from any Person relating to any acquisition of all or any substantial part of the Purchased Assets, or any merger, consolidation or business combination with Seller, or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with or assist, facilitate or encourage any such proposal or offer by any other Person unless the same is structured reasonably to ensure sale of the Purchased Assets to Buyer.  Seller shall provide Buyer with prompt written notice of any indication of interest or proposal from any third party with respect to any such transaction.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.7               Employees.  Seller acknowledges that Buyer will make offers of employment to certain employees that are Specified Employees effective from and after the Closing.  Seller will not interfere with Buyer’s efforts to interview and make offers of employment to the Specified Employees and will not discourage any Specified Employee from accepting such employment with Buyer.  Prior to the Closing Date, Buyer shall deliver to Seller a list identifying all employees of AVRL who accepted employment with Buyer (the “Transferred Employees”).

ARTICLE VII
POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing Date:

7.1               General.  If any time after the Closing any further action is reasonably necessary or desirable to carry out the Transactions, each Party will take such further action (including executing and delivering any such further instruments and documents, obtaining any Permits and Consents and providing any reasonably requested information) as any other Party may reasonably request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under Article VIII).

7.2              Confidentiality.  Seller will, and will cause each of its Affiliates, and their respective Representatives to:  (a) treat and hold as confidential, and not use or disclose, all information concerning the negotiation and terms of this Agreement and all confidential information relating to the Purchased Assets (“Confidential Information”), except for (i) disclosures to the person’s professional advisors and employees, the actions for which the disclosing person will be responsible (ii) disclosures required for such person to perform obligations it may have under this Agreement, the Transition Services, or the VCSF Contract TSA; (iii) disclosures required by applicable Laws; and (iv) disclosures necessary in connection with the enforcement of Seller’s rights under this Agreement.  If any Person subject to these confidentiality provisions is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Governmental Order or waive compliance with this Section 7.2.  Notwithstanding any contrary provision of this Agreement, any Party (and its respective employees, representatives or other agents) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment and tax structure.  Notwithstanding the foregoing or any other provision of this Agreement or any other Transaction Document to the contrary, Buyer acknowledges and agrees that (y) Seller will continue its business of developing, manufacturing and selling reagents and diagnostic assays in markets other than the Veterinary Testing and Diagnostics Markets, and that it shall be entitled to utilize, commercialize and maintain its ownership of information related thereto except and only to the extent that rights to such information are explicitly granted to Buyer in this Agreement or in the other Transaction Documents; and (z) that the foregoing confidentiality provisions relate solely to the confidential business affairs of Buyer, and not to the general conduct of veterinary testing and diagnostics as practiced before and after the date of this Agreement by both Buyer and Seller.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.3             Accounts Receivable.  From and after the Closing, if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset other than payments for Excluded Assets prior to the Closing Date, Seller or its Affiliate shall remit such funds to Buyer within ten (10) Business Days after its receipt thereof.  From and after the Closing, if Buyer or its Affiliate receives or collects any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Seller within ten (10) Business Days after its receipt thereof.

7.4               Employees and Employee Benefits.

(a)               Seller shall terminate all of the Transferred Employees on such date as the Parties shall mutually agree.  Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any Transferred Employee, in connection with such termination including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled Persons on or prior to the date as the Parties shall mutually agree as the date of termination.

(b)            Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any other current or former employee, officer, director, independent contractor or consultant of AVRL, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled Persons on or prior to the Closing Date.  Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of AVRL or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date.  Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of AVRL which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate Persons as and when due.

7.5              Bulk Sales Laws.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.6              Liabilities.  Following the Closing Date, Seller agrees to pay, perform and discharge the Excluded Liabilities as they become due and payable.  To the extent that Buyer or any of its Affiliates shall after the Closing Date pay Excluded Liabilities which are allocable to a period ending on or prior to Closing Date, Seller shall promptly, upon billing by Buyer, pay to Buyer the amount of such Excluded Liabilities.  Following the Closing Date, Buyer agrees to pay, perform and discharge the Assumed Liabilities as they become due and payable.  To the extent that Seller or any of its Affiliates shall after the Closing Date, pay Assumed Liabilities, Buyer shall promptly, upon billing by Seller, pay to Seller the amount of such Assumed Liabilities.

7.7             Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

7.8              Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.  Prior to the Closing, the parties will cooperate and mutually agree on a press release. Notwithstanding anything to the contrary herein, either party may make public announcement that includes information previously made public without fault or violation of this Agreement by such party.

7.9              Further Assurances.  Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1              General Conditions.  The obligations of Buyer and Seller to effect the Closing and consummate the Transactions shall be subject to fulfillment, at or prior to Closing, of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of the other Party):

(a)               No Injunction.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent), or issued a non-appealable final Governmental Order, decree or ruling, or taken any other action that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the Transactions.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)                Regulatory Approval.  All regulatory approvals or waivers required to consummate the Transactions shall have been obtained and shall remain in full force and effect and any statutory waiting periods in respect thereof shall have expired.

8.2              Conditions Precedent to Obligation of Buyer.  Buyer’s obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction on or prior to the Closing Date of each condition precedent listed below, any of which may be waived in writing by Buyer in its sole discretion:

(a)               Accuracy of Representations and Warranties.  All representations and warranties of Seller set forth in Article V shall be true and accurate in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all material respects as of such date), except where the circumstances giving rise to the failure to be so true and accurate would not constitute a Material Adverse Effect.

(b)                Compliance with Obligations.  Seller must have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it prior to or at Closing.

(c)                Consents.  Notwithstanding any provision in this Agreement to the contrary, Seller shall have obtained (and provided copies thereof to Buyer) all of the waivers, Permits, consents, approvals or other authorizations set forth on Schedule 8.2.

(d)               Transaction Documents.  Seller shall have duly executed and delivered to Buyer each of the documents and instruments required to be delivered by Seller pursuant to Section 3.2(a).

8.3              Conditions Precedent to Obligation of Seller.  Seller’s obligation to consummate the Transactions contemplated to occur in connection with the Closing and thereafter is subject to the satisfaction on or prior to the Closing Date of each condition precedent listed below, any of which may be waived in writing by Seller in its sole discretion:

(a)               Accuracy of Representations and Warranties.  All representations and warranties of Buyer set forth in Article IV shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless the representations and warranties address matters as of a particular date, in which case they shall remain true and correct in all material respects as of such date).

(b)                Compliance with Obligations.  Buyer must have performed and complied in all material respects with all covenants and obligations required by this Agreement to be performed or complied with by it prior to or at Closing.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)            Transaction Documents.  Buyer shall have duly executed and delivered each of the documents and instruments required to be delivered by it pursuant to Section 3.2(b).

ARTICLE IX
INDEMNIFICATION

9.1              Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that the representations and warranties in (i) Section 4.1, Section 4.2, Section 5.1, Section 5.2, Section 5.4, and Section 5.5, shall survive indefinitely (collectively, the “Fundamental Representations”).  All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

9.2               Indemnification By Seller.  Subject to the other terms and conditions of this Article IX, Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)                any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c)                any Excluded Liability; or

(d)               any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.3              Indemnification By Buyer.  Subject to the other terms and conditions of this Article IX, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)                any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or the other Transaction Documents; or

(c)                any Assumed Liability.

9.4               Certain Limitations.  The indemnification provided for in Section 9.2 and Section 9.3 shall be subject to the following limitations:

(a)                 Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.2(a) exceeds $75,000.00 (the “Basket”), in which event Seller shall be required to pay or be liable for all such Losses from the first dollar.

(b)                Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.3(a) until the aggregate amount of all Losses in respect of indemnification under Section 9.3(a) exceeds the Basket, in which event Buyer shall be required to pay or be liable for all such Losses from the first dollar.

(c)                 Notwithstanding the foregoing, the limitations set forth in Section 9.4(a) and Section 9.4(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of the Fundamental Representations.

9.5              Indemnification Procedures.  The party making a claim under this Article IX is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party”.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)                Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The reasonable fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 9.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 7.2) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)                Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 9.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)                 Direct Claims.

(i)            Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof (the “Claim Notice”), but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Claim Notice shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of the Claim Notice to respond in writing to such Direct Claim (the “Response Notice”). In the Response Notice the Indemnifying Party may: (x) agree that the full amount claimed in the Claim Notice is owed to the Indemnified Party; (y) agree that part, but not all, of the claimed amount is owed to the Indemnified Party; or (y) indicates that no part of the claimed amount is owed to the Indemnified Party.  Any part of the claimed amount that is not agreed to be owing to the Indemnified Party pursuant to the Claim Notice shall be the “Contested Amount.” The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not provide a Response Notice within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(ii)            If any Response Notice expressly indicates that there is a Contested Amount or if the Indemnifying Party contest the amount claimed in a notice with respect to a Third Party Claim, the parties shall (for at least ten (10) Business Days) attempt in good faith to resolve the dispute related to the Contested Amount. If the parties shall resolve such dispute, they shall sign a settlement agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)                 Disputed Claim.

(i)              In the event that there is a dispute relating to any Claim Notice or Contested Amount or with respect to a Third Party Claim and such dispute is not resolved within the ten (10) Business-Day period referred to in clause “(ii)” above, such matters will be settled by binding arbitration (“Arbitrable Claims”).  Notwithstanding the preceding sentence, nothing in this Section 9.5 shall prevent the Indemnified Party from seeking preliminary injunctive relief from a court of competent jurisdiction pending settlement of any Arbitrable Claim.

(ii)            Except as herein specifically stated, any Arbitrable Claim shall be resolved by arbitration in Los Angeles, California in accordance with JAMS’ Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”) then in effect.  However, in all events, the provisions contained herein shall govern over any conflicting rules which may now or hereafter be contained in the JAMS Rules.  Any judgment upon the award rendered by the arbitrators shall be entered in any court having jurisdiction ever the subject matter thereof.  The arbitrators shall have the authority to grant any equitable and legal remedies that would be available if any judicial proceeding was instituted to resolve an Arbitrable Claim.  The final decision of the arbitrators, as entered by a court of competent jurisdiction, will be furnished by the arbitrators to the Indemnified Party and the Indemnifying Party in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the Indemnified Party and the Indemnifying Party, and an order with respect thereto maybe entered in any court of competent jurisdiction.

(iii)          Any such arbitration will be conducted before a panel of three (3) arbitrators who will be compensated for their services at a rate to be determined by the Indemnified Party and the Indemnifying Party or by JAMS, but based upon reasonable hourly or daily consulting rates for the arbitrators in the event the parties are not able to agree upon their rate of compensation.

(iv)         The arbitrators shall be mutually agreed upon by the Indemnified Party and the Indemnifying Party.  In the event the Indemnified Party and the Indemnifying Party are unable to agree within twenty (20) days following submission of the dispute to JAMS by one of the parties, JAMS will have the authority to select arbitrators from a list of arbitrators who satisfy the criteria set forth in clause “(v)” hereof.

(v)            No arbitrator shall have any past or present family, business or other relationship with the Purchaser, the Seller or any Affiliate, director or officer thereof, or any “associate” (as such term is defined in Rule 12b-2 under the Securities Act of 1933, as amended) of the Indemnified Party, the Indemnifying Party or any Affiliate, director or officer thereof, unless, following full disclosure of all such relationships, the Indemnified Party and the Indemnifying Party agree in writing to waive such requirement with respect to an individual in connection with any dispute.

(vi)         The arbitrators shall be instructed to hold an up to eight hour, one day hearing regarding the disputed matter within sixty (60) days of his designation and to render an award (without written opinion) no later than ten (10) days after the conclusion of such hearing, in each case unless otherwise mutually agreed in writing by the Indemnified Party and the Indemnifying Party.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vii)         No discovery other than an exchange of relevant documents may occur in any arbitration commenced under the provisions of this Section 9.5.  The Indemnified Party and the Indemnifying Party agree to act in good faith to promptly exchange relevant documents.

(viii)      The Indemnified Party and the Indemnifying Party will each pay 50% of the initial compensation to be paid to the arbitrators in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that:  (A) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (B) all costs of arbitration, other than those provided for above, will be paid by the losing party, and the arbitrators will be authorized to determine the identity of the prevailing party and the losing party.

(ix)          The arbitrators chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or any other provisions contained in this Agreement.

(x)             Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Claim or any other dispute arising out of or relating to this Agreement.

9.6              Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to ten percent (10%).  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

9.7              Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

9.8              Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 8.2 or Section 8.3, as the case may be.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.9               Exclusive Remedies.  Subject to Section 11.10, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement and any other Transaction Document, shall be pursuant to the indemnification provisions set forth in this Section 9.9. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 9.9. Nothing in this Section 9.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE X
TERMINATION

10.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                 by the mutual written consent of Seller and Buyer;

(b)                by Buyer by written notice to Seller if:

(i)             Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Seller within fifteen (15) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)            any of the conditions set forth Section 8.1 or Section 8.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2015, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                 by Seller by written notice to Buyer if:

(i)             Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within fifteen (15) days of Buyer’s receipt of written notice of such breach from Seller; or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)            any of the conditions set forth in Section 8.1 or Section 8.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by March 31, 2015, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)           by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

10.2            Effect of Termination.  In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)                 as set forth in this Article X and Section 7.2 and Article XI hereof; and

(b)                that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

ARTICLE XI
MISCELLANEOUS

11.1            Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

11.2            Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.2):

If to Seller:	Abaxis, Inc.
3240 Whipple Road
Union City, California 94587
Attn:	Chief Executive Officer

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

With a copy to:	Glen Y. Sato
Cooley LLP
3175 Hanover St.
Palo Alto, California 94304

If to Buyer:	Antech Diagnostics, Inc.
12401 W. Olympic Blvd.
Los Angeles, CA 90064
Attn:	Chief Executive Officer

With a copy to:	Antech Diagnostics, Inc.
12401 W. Olympic Blvd.
Los Angeles, CA 90064
Attn:	Legal Department

11.3           Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

11.4           Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

11.5           Severability.  The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Authority, arbitrator or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

11.6           Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its Affiliates.  No assignment shall relieve the assigning party of any of its obligations hereunder.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.7           No Third-party Beneficiaries.  This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.8          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.9           Governing Law; Submission to Jurisdiction.

(a)                Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

(b)                Jurisdiction; Venue.  Any controversy, claim or counterclaim arising out of or relating to this Agreement shall be resolved by (i) for actions first brought by Seller, the United States District Court for the Central District of California or a local court sitting in Los Angeles, California, and (ii) for actions first brought by Buyer, the United States District Court for the Northern District of California or a local court sitting in San Francisco, California ((i) and (ii) collectively, the “California Courts”).  Each Party (A) irrevocably submits to the exclusive jurisdiction in the California Courts for purposes of any action, suit or other proceeding relating to or arising out of this Agreement and (B) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the California Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such California Court does not have any jurisdiction over such Party.

(c)               Notwithstanding anything to the contrary contained in this Agreement, any claim for indemnification, compensation or reimbursement pursuant to Article IX and any claim for a monetary remedy relating to this Agreement after the Closing shall be brought and resolved exclusively in accordance with Section 9.5; provided, however, that nothing in this Section 11.9(c) shall prevent either Party from seeking preliminary injunctive relief from a court of competent jurisdiction.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.10       Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

11.11       Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.12        Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

[SIGNATURE PAGE FOLLOWS]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

BUYER:

ANTECH DIAGNOSTICS, INC.

By:	/s/ Josh Drake
Name:	Josh Drake
Title:	President

SELLER:

ABAXIS, INC.

By:	/s/ Craig Tockman, DVM
Name:	Craig Tockman, DVM
Title:	Vice President

Signature page to
Asset Purchase Agreement

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 2.1(A)

Purchased Assets

The Purchased Assets include the following assets of AVRL:

(a)               The (i) machinery, equipment, furniture and fixtures, (ii) tools and tooling, (iii) vehicles, (iv) computer hardware, (v) other tangible personal property, and (vi) third party software listed below (the “Tangible Personal Property”):

Description	Book Value
Immulite 2000 Analyzer	$30,529.21
RAI Assay Capabilities	$11,827.58
ADVIA 2120i Hemo Analyzer	$78,486.99
ADVIA 2120i Hemo Analyzer	$74,189.52
AVRL Hematology Stainer	$9,942.64
AVRL Tissue TEK PATHOLOGY EQUIP	$207,713.76
Urine Dip Stick Reader	$6,881.33
MICROSCOPES - 2 Standard Microscopes	$8,883.32
MICROSCOPES - 2 Hitschfel Ins BX43 With Camera System, 1 BX46F With Camers System, 1 Hitschfel Scope, 1 Visual Dynamics Microscope And Camera	$66,392.70
Microscope Bx46	$11,193.44
Microscope Bx46	$11,193.44
Microscope Olympus Bx46 & Dp26 Camera	$22,934.74
Ultra Centrifuge & Microscope (2)	$41,283.85
Co2 Incubator/Safety Cabinet	$5,692.87
HP Laser Jet Pro Printer	-
AVRL Office Furniture	$18,132.12
Path Lab Bench	$4,330.85
LAB EQUIPMENT - Lab Benches In Serology And Chemistry, Ductless Fume Hood	$37,148.47
Water Bath Chemistry/Ref. Centrifuge	$6,485.72
VS2	$188.31
ISTAT 1	-
VSPro	-
HM5	-

(b)               all Contracts pursuant to which Seller performs veterinary reference laboratory services for any veterinary clinics, hospitals, practices, and research or education facilities, including without limitation all Customer Contracts, set forth on Schedule 5.8 (the “Assigned Contracts”);

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)                the following Contracts:

(i)                  Service Pass-Through Agreement, dated on or about June 23, 2012, between Baytree Leasing Company, LLC and Abaxis, Inc.; and

(ii)                Service Pass-Through Agreement, dated as of June 15, 2012, between Highland Capital Corporation and Abaxis, Inc.

(d)               all Intellectual Property specifically and solely related and limited to AVRL as such business is being conducted on the Closing Date, including without limitation (i) related to those Purchased Assets set forth or embodied in Schedule 2.1(A)(a) and (b) above, and (ii) as embodied in the Assigned Records; provided that the following Intellectual Property rights and embodiments thereof are expressly not included in the Intellectual Property Assets or Purchased Assets:  (A) proprietary Lyme, Anaplasma and Ehrlichia assays (the “Excluded Assays”); (B) Intellectual Property related to the business of the Seller proposed to be used generally or in Seller’s business other than the Purchased Assets or otherwise by Seller such as the “Abaxis”, “AVRL”, “VetScan”, “Abaxis Veterinary Reference Laboratories”, “CLS” and all other trademarks/trade names and domain names of the Seller; (C) operations data and information unrelated to AVRL; (D) vendor and supplier agreements; (E) accounting records unrelated to the AVRL; (F) complaints and inquiry files unrelated to AVRL; (G) production data; (H) research and development files related to the Excluded Assays; (I) strategic plans; (J) distribution history unrelated to AVRL; (K) marketing and promotional surveys; (L) employee records and health care information; (M) manufacturing information, processes and technology unrelated to AVRL or related to the Excluded Assays; (P) quality systems; (Q) software or middleware; (R) business methods; (S) copyrights unrelated to the Purchased Assets or AVRL; (T) facility plans, drawings, leases and maintenance Contracts; (U) technical information unrelated to AVRL; (V) data or information otherwise used in or with respect to the AVRL business that specifically related to any Contract that is included as a Purchased Asset; and (W) for clarity, any Intellectual Property used in or part of AVRL in the past that is not part of the AVRL business as being conducted on the Closing Date.

(e) originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distributor lists, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including any correspondence with respect to that certain agreement with the Veterinary Services Central Fund of the Department of the Army with respect to the provision of veterinary diagnostic laboratory services by Abaxis, Inc. (NAFBAV-14-D-0001)(the “VCSF Contract”), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), all to the extent specifically and solely related and limited to AVRL, the Purchased Assets and the Assumed Liabilities (“Assigned Records”);

(f)                 Intentionally Omitted;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(g)              all causes of action (including rights to sue for past infringement), choses in action, rights of recovery, rights of setoff and rights of recoupment to the extent relating to any Purchased Asset or any Assumed Liability; and

(h)               all goodwill associated with the foregoing assets.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 2.1(B)

Excluded Assets

Accounts receivable related to the Purchased Assets (through March 31, 2015)

The following Intellectual Property rights and embodiments thereof are Excluded Assets: (A) proprietary Lyme, Anaplasma and Ehrlichia assays; (B) Intellectual Property related to the business of the Seller proposed to be used generally or in Seller’s business other than the Purchased Assets or otherwise by Seller such as the “Abaxis”, “AVRL”, “VetScan”, “Abaxis Veterinary Reference Laboratories”, “CLS” and all other trademarks/trade names and domain names of the Seller; (C) operations data and information; (D) vendor and supplier agreements; (E) accounting records; (F) complaints and inquiry files; (G) production data; (H) machinery and equipment maintenance files; (I) research and development files; (J) records and data (including correspondence with Governmental Authorities other than with respect to the VCSF Contract; (K) strategic plans; (L) distribution history; (M) marketing and promotional surveys; (N) employee records and health care information; (O) manufacturing information, processes and technology; (P) quality systems; (Q) software or middleware; (R) business methods; (S) copyrights; (T) facility plans, drawings, leases and maintenance Contracts; (U) technical information; (V) data or information otherwise used in or with respect to the AVRL business that is pursuant to any Contract that is not expressly assigned pursuant to Schedule 5.8; and (W) for clarity, any Intellectual Property used in or part of AVRL in the past that is not part of the AVRL business as being conducted on the Closing Date.

The following are services, equipment and Contracts used in the AVRL business with respect to the Purchased Assets that are not assigned:

Equipment - Roche	Laboratory Equipment
Equipment - Remel	Laboratory Equipment
Renal Lease through 8/31/16	Facilities Lease
Ikon Office Solutions Lease	Copier
Ikon Office Solutions Lease	Copier
Kansas BioScience Grant	Contract

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 2.5

Excluded Liabilities

The following equipment and related leases and Contracts in the AVRL business with respect to the Purchased Assets are not assigned:

Equipment - Roche	Laboratory Equipment
Equipment - Remel	Laboratory Equipment
Renal Lease through 8/31/16	Facilities Lease
Ikon Office Solutions Lease	Copier
Ikon Office Solutions Lease	Copier
Kansas BioScience Grant	Contract

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 5.7

Material Customers1

Account Name	Shipping Street 1	Shipping City	Shipping State/Province	Shipping Zipcode	Phone
[*]	[*]	[*]	[*]	[*]	[*]

1 This schedule is under review and subject to the further comment of Antech.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 5.8

Customer Contracts

Cust ID	Account Name	Shipping Street 1	Shipping City	Shipping State/Province	Shipping Zipcode	Phone
[*]	[*]	[*]	[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 5.9

Registered IP2

None.

Registered IP Jurisdictions3

None.

2 This schedule is under review and subject to the further comment of Antech.

3 This schedule is under review and subject to the further comment of Antech.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 5.10

Employees

First Name	Last Name	Job Title	Date of Hire	Base Salary	Bonus Target
[*]	[*]	[*]	[*]	[*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Schedule 5.11

Employee Benefit Matters

On the Closing Date, the Seller plans to notify almost all Employees, including the Specified Employees, of termination of their employment.  Such termination shall be done in accordance with all applicable Laws and shall not impair Seller’s ability to perform its obligations under the Transition Services Agreement.  Those Employees terminated will receive severance of not less than the amounts required under applicable federal and state Laws.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.